UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 3, 2005

Moscow CableCom Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-1460	06-0659863
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, Suite 1203 New York, New York		10022
(Address of Principal Executive Offices)		(Zip Code)
(212) 826-8942
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

[    ]     Written communications pursuant to Rule 425 under the Securities Act (12 C.F.R. 230.425)

[    ]     Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 C.F.R. 240.14a-12)

[    ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

[    ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 3, 2005, the Board of Directors of Moscow CableCom Corp. (the "Company") approved new fifty-year agreements between its wholly-owned subsidiary, ZAO ComCor-TV ("CCTV") and Moscow Telecommunications Corporation ("COMCOR") which govern the terms and conditions for services provided to CCTV by COMCOR, including CCTV's use of COMCOR's Moscow Fiber Optic Network ("MFON") for the delivery of signals to CCTV's "last mile" hybrid fiber coaxial access network.  The agreements, which include an Interconnection Agreement, a Framework Agreement and Annex A - Rules of Cooperation, are collectively referred to as the "New SSA Agreements".

The New SSA Agreements, which replace previously existing agreements between CCTV and MOCC, were entered into to fulfill agreements between and among the Company, COMCOR and Columbus Nova Investments VIII Ltd. ("Columbus Nova") in connection with Columbus Nova's $22.5 million equity financing package, which was agreed to in August 2004 and consummated on January 13, 2005.  Such investment and related agreements were described in Forms 8-K filed by the Company on August 31, 2004 and January 18, 2005.

COMCOR presently owns 31.7% of the outstanding voting stock of the Company and has the right to appoint three members to the Company's Board of Directors.  Due to the related party nature of this transaction, these contracts and the process of developing them were subject to review and approval by the Audit Committee of the Company's Board of Directors, subject to ratification by the entire Board.

The New SSA Agreements had been signed on December 30, 2004 and held in escrow subject to the closing of the financing transaction with Columbus Nova and the subsequent Audit Committee approval and Board ratification, which ratification was given on March 3, 2005. Upon such Board action, the New SSA Agreements were effective as of January 13, 2005.

The New SSA Agreements are intended to improve the reliability and quality of service provided by COMCOR, strengthen controls and procedures and eliminate certain structural deficiencies and inconsistencies within the contracts in effect prior to the New SSA Agreements.  Among other things, the New SSA Agreements define the process by which CCTV's plans for each year are mutually agreed to by the parties and the responsibilities of each party toward the implementation of defined build-out and other technical objectives.

The New SSA Agreements also increase the installation and service fees for CCTV's use of COMCOR's secondary nodes, which are signal transfer ports between the MFON and CCTV's last mile access network.  Prior to the New SSA Agreements, CCTV was charged $350 per month for each secondary node used, after a three-month grace period from installation.  The New SSA Agreements increase the monthly fees to between $435 per secondary node to $750 per secondary node based on the number of homes that are connected to each secondary node.  The New SSA Agreements also provide for the payment of an installation fee of $1,500 per secondary node and an early termination fee of $5,000 per secondary node in the event that CCTV's use of any of COMCOR's secondary nodes is discontinued before the third anniversary of their installation; the prior agreements did not provide for an installation fee or early termination fee.  At December 31, 2004, CCTV was utilizing 256 of COMCOR's secondary nodes.

The New SSA Agreements reduce the charges for ports, virtual channels and traffic services from COMCOR relating to CCTV's data and Internet services, and they provide for measures to ensure competitive and best prices.

Under the New SSA Agreements, fees will be paid currently, as compared to the previous agreements in which payment of secondary node fees was made at the rate of 20% of CCTV's television service revenues with the remaining balance being deferred.  Pursuant to the New SSA Agreements, these accrued but unpaid amounts of previously charged fees aggregating approximately $1,538,000 were paid to COMCOR on March 3, 2005.

Item 9.01.  Financial Statements and Exhibits.

(c)    Exhibits.

Exhibit Number    Description of Exhibit

99.1                     Interconnection Agreement dated as of December 30, 2004 between Moscow Telecommunications Corporation and ZAO ComCor-TV.

99.2                     Framework Agreement dated as of December 30, 2004 between Moscow Telecommunications Corporation and ZAO ComCor-TV.

99.3                     Annex A - Rules of Cooperation dated as of  December 30, 2004 between Moscow Telecommunications Corporation and ZAO ComCor-TV.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSCOW CABLECOM CORP.
(Registrant)

/s/ Donald Miller-Jones

Name: Donald Miller-Jones
Title:  Chief Financial Officer

Date:  March 7, 2005